Exhibit 99.1

News Release AmerisourceBergen Corporation P.O. Box 959 Valley Forge, PA 19482

Contact:	Michael N. Kilpatric 610-727-7118 mkilpatric@amerisourcebergen.com
AmerisourceBergen Elects Kathleen W. Hyle
To Its Board of Directors
VALLEY FORGE, PA, May 13, 2010 — AmerisourceBergen Corporation (NYSE: ABC) today announced that Kathleen W. Hyle, 51, has been elected to its Board of Directors. The election, effective today, increases the number of AmerisourceBergen directors from eight to nine. Ms. Hyle was also appointed to the Audit and Corporate Responsibility Committee of the Board.
Since 2008, Ms. Hyle has been Senior Vice President of Constellation Energy (NYSE: CEG) and Chief Operating Officer of Constellation Energy Resources. In this capacity, Ms. Hyle oversees the operations and strategic direction of the company’s commercial businesses and its non-nuclear and renewables generation fleet. This includes the nation’s leading customer supply business, Constellation NewEnergy, which provides energy services and solutions to wholesale and retail customers; a commodities portfolio management and trading operation; and a diversified fleet of generating units located in the United States and Canada.
She joined Constellation Energy in 2003 and prior to her current role was Senior Vice President of Finance and Chief Financial Officer for Constellation Energy Nuclear Group and for UniStar Nuclear Energy, LLC, a strategic joint venture between Constellation Energy and EDF. She has held other senior-level finance positions at Constellation.
Prior to joining Constellation Energy, Ms. Hyle held the Chief Financial Officer position with ANC Rental Corp., the parent company of Alamo Rent-A-Car and National Rent-A-Car, and Vice President and Treasurer positions with AutoNation Inc. and Black and Decker Corporation.
“Kathi’s strong and extensive financial background and broad public company experience, makes her an excellent addition to the Board,” said Richard C. Gozon, Chairman of the Board of AmerisourceBergen.

News Release
Added R. David Yost, President and Chief Executive Officer of AmerisourceBergen, “Kathi’s broad executive experience, solid operations background, and high performance standards are valuable additions to the Company.”
Ms. Hyle received her Bachelor of Arts degree from Loyola University in Baltimore.
About AmerisourceBergen
AmerisourceBergen is one of the world’s largest pharmaceutical services companies serving the United States, Canada and selected global markets. Servicing both healthcare providers and pharmaceutical manufacturers in the pharmaceutical supply channel, the Company provides drug distribution and related services designed to reduce costs and improve patient outcomes. AmerisourceBergen’s service solutions range from pharmacy automation and pharmaceutical packaging to reimbursement and pharmaceutical consulting services. With more than $75 billion in annualized revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs approximately 10,000 people. AmerisourceBergen is ranked #24 on the Fortune 500 list. For more information, go to www.amerisourcebergen.com.
Forward-Looking Statements
Certain of the statements contained in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and change in circumstances. Among the factors that could cause actual results to differ materially from those projected, anticipated or implied are the following: changes in pharmaceutical market growth rates; the loss of one or more key customer or supplier relationships; changes in customer mix; customer delinquencies, defaults or insolvencies; supplier defaults or insolvencies; changes in pharmaceutical manufacturers’ pricing and distribution policies or practices; adverse resolution of any contract or other dispute with customers or suppliers; federal and state government enforcement initiatives to detect and prevent suspicious orders of controlled substances and the diversion of controlled substances; qui tam litigation for alleged violations of laws and regulations governing the marketing, sale and purchase of pharmaceutical products or any related litigation, including shareholder derivative lawsuits; changes in U.S. legislation or regulatory action affecting pharmaceutical product pricing or reimbursement policies, including under Medicaid and Medicare; changes in regulatory or clinical medical guidelines and/or labeling for the pharmaceutical products we distribute, including certain anemia products; price inflation in branded pharmaceuticals and price deflation in generics; greater or less than anticipated benefit from launches of the generic versions of previously patented pharmaceutical products; significant breakdown or interruption of our information technology systems; our inability to implement an enterprise resource planning (ERP) system to handle business and financial processes within AmerisourceBergen Drug Corporation’s operations and our corporate functions without operating problems and/or cost overruns; success of integration, restructuring or systems initiatives; interest rate and foreign currency exchange rate fluctuations; economic, business, competitive and/or regulatory developments in Canada, the United Kingdom and elsewhere outside of the United States, including potential changes in Canadian provincial legislation affecting pharmaceutical product pricing or service fees or regulatory action by provincial authorities in Canada to lower pharmaceutical product pricing or service fees; the impact of divestitures or the acquisition of businesses that do not perform as we expect or that are difficult for us to integrate or control; our inability to successfully complete any other transaction that we may wish to pursue from time to time; changes in tax legislation or adverse resolution of challenges to our tax positions; increased costs of maintaining, or reductions in our ability to maintain, adequate liquidity and financing sources; volatility and deterioration of the capital and credit markets; and other economic, business, competitive, legal, tax, regulatory and/or operational factors affecting our business generally. Certain additional factors that management believes could cause actual outcomes and results to differ materially from those described in forward-looking statements are set forth (i) in Item 1A (Risk Factors) in the Company’s Annual Report on Form 10-K for this Fiscal Year Ended September 30, 2009 and elsewhere in that report and (ii) in other reports filed by the Company pursuant to the Securities Exchange Act of 1934.
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